SEC Registration Nos.
Nos. 811-03416 and 002-76510

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-1A
REGISTRATION STATEMENT
UNDER

THE SECURITIES ACT OF 1933	☐
Post-Effective Amendment No. 109	☒
and/or
REGISTRATION STATEMENT
UNDER

THE INVESTMENT COMPANY ACT OF 1940	☐
Amendment No. 109	☒

The Calvert Fund
(Exact Name of Registrant as Specified in Charter)

4550 Montgomery Avenue Bethesda, Maryland 20814
(Address of Principal Executive Offices)
Registrant’s Telephone Number: (301) 951-4800

John H. Streur
4550 Montgomery Avenue Bethesda, Maryland 20814
(Name and Address of Agent for Service)

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.
EXPLANATORY NOTE
This post-effective amendment consists of the following:
N-1A Facing Page
Part C of the Registration Statement (including signature page)
Exhibits (as indicated below)
This Post-Effective Amendment is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, solely for the purpose of filing certain executed copies of exhibits to the Registration Statement.
Parts A and B are incorporated by reference to Post-Effective Amendment No. 107 to this Registration Statement, as filed on February 1, 2016.

PART C. OTHER INFORMATION

Item 28. Exhibits

(a)	Declaration of Trust incorporated by reference to Registrant's Post-Effective Amendment No.40, dated January 28, 2000, accession number 0000701039-00-000002.

(b)	Amended and restated By-Laws of the Registrant, adopted December 2014, is filed herewith.

(c)	Instruments Defining Rights of Security Holders (not applicable).

(d)
Amended Investment Advisory Agreement incorporated by reference to Registrant's Post-Effective Amendment No.55, dated January 30, 2006, accession number 0000701039-06-000002. Revised and Restated Schedule A of Investment Advisory Agreement, incorporated by reference to Registrant's Post-Effective Amendment No.90, dated May 25, 2011, accession number 0000701039-11-000074. Addendum to Investment Advisory Agreement, incorporated by reference to Registrant's Post-Effective Amendment No.90, dated May 25, 2011, accession number 0000701039-11-000074. Addendum to Investment Advisory Agreement, incorporated by reference to Registrant's Post-Effective Amendment No.94, dated October 27, 2011, accession number 0000701039-11-000114. Amendment to Investment Advisory Agreement, incorporated by reference to Registrant's Post-Effective Amendment No.97, dated January 30, 2012, accession number 0000701039-12-000007. Addendum to Investment Advisory Agreement, incorporated by reference to Registrant's Post-Effective Amendment No. 101, dated January 30, 2014, accession number 0000701039-14-000002. Addendum to Schedule A to Investment Advisory Agreement, incorporated by reference to Registrant's Post-Effective Amendment No. 101, dated January 30, 2014, accession number 0000701039-14-000002. Addendum to Investment Advisory Agreement, incorporated by reference to Registrant’s Post-Effective Amendment No. 104, January 30, 2015, accession number 0000701039-15-000006. Addendum to Investment Advisory Agreement, incorporated by reference to Registrant’s Post-Effective Amendment No. 106, January 29, 2016, accession number 0000701039-16-000120.

(e)
Underwriting (Distribution) Agreement with Schedules I, II and III, incorporated by reference to Registrant's Post-Effective Amendment No.90, dated May 25, 2011, accession number 0000701039-11-000074. Addendums to Schedules II and III of Underwriting (Distribution) Agreement, incorporated by reference to Registrant’s Post-Effective Amendment No.93, dated October 13, 2011, accession number 0000701039-11-000110. Addendums to Schedules II and III of Underwriting (Distribution) Agreement, incorporated by reference to Registrant’s Post-Effective Amendment No.94, dated October 27, 2011, accession number 0000701039-11-000114.

(f)	Deferred Compensation Agreement incorporated by reference to Registrant's Post-Effective Amendment No.40, dated January 28, 2000, accession number 0000701039-00-000002

(g)	Custodial Contract incorporated by reference to Registrant's Post-Effective Amendment No. 41, dated January 29, 2001, accession number 0000701039-01-000002.

(h)(1)
Amended Master Transfer Agency Agreement and Service Agreement incorporated by reference to Registrant's Post-Effective Amendment No.62, dated January 31, 2008, accession number 0000701039-08-000001. Amendment to Master Transfer Agency Agreement, incorporated by reference to Registrant’s Post-Effective Amendment No. 101, dated January 30, 2014, accession number 0000701039-14-000002. Amendment to Master Transfer Agency and Service Agreement, incorporated by reference to Registrant’s Post-Effective Amendment No. 106, January 29, 2016, accession number 0000701039-16-000120.

(h)(2)	Amended and Restated Servicing Agreement, incorporated by reference to Registrant’s Post-Effective Amendment No.99, dated January 30, 2013, accession number 0000701039-13-000001.

(h)(3)
Amended and Restated Administrative Services Agreement with Calvert Investment Administrative Services, incorporated by reference to Registrant’s Post-Effective Amendment No. 106, January 29, 2016, accession number 0000701039-16-000120.

(h)(4)
Administration Agreement, incorporated by reference to Registrant’s Post-Effective Amendment No. 106, January 29, 2016, accession number 0000701039-16-000120. Amendment to Administration Agreement, incorporated by reference to Registrant’s Post-Effective Amendment No. 106, January 29, 2016, accession number 0000701039-16-000120.

(i)	Opinion and Consent of Counsel, incorporated by reference to Registrant’s Post-Effective Amendment No. 106, January 29, 2016, accession number 0000701039-16-000120.

(j)	Consent of Independent Auditors, incorporated by reference to Registrant’s Post-Effective Amendment No. 106, January 29, 2016, accession number 0000701039-16-000120.

(k)	Omitted Financial Statement, incorporated by reference to Registrant’s Post-Effective Amendment No. 106, January 29, 2016, accession number 0000701039-16-000120.

(l)	Initial Capital Agreements (not applicable).

(m)(1)
Plan of Distribution for Class A incorporated by reference to Registrant's Post-Effective Amendment No.55, dated January 30, 2006, accession number 0000701039-06-000002. Amended and Restated Schedule for Class A, incorporated by reference to Registrant's Post-Effective Amendment No.90, dated May 25, 2011, accession number 0000701039-11-000074. Addendum to Schedule to Plan of Distribution for Class A, incorporated by reference to Registrant’s Post-Effective Amendment No.93, dated October 13, 2011, accession number 0000701039-11-000110.

(m)(2)
Plan of Distribution for Class B & C incorporated by reference to Registrant's Post-Effective Amendment No.55, dated January 30, 2006, accession number 0000701039-06-000002. Schedule for Class B & C incorporated by reference to Registrant's Post-Effective Amendment No. 55, dated January 30, 2006, accession number 0000701039-06-000002. Addendum to Schedule for Class C, incorporated by reference to Registrant's Post-Effective Amendment No.66, dated April 1, 2009, accession number 0000701039-09-000007. Addendum to Schedule B for Plan of Distribution for Class B & C, incorporated by reference to Registrant’s Post-Effective Amendment No.93, dated October 13, 2011, accession number 0000701039-11-000110. Addendum to Schedule B for Plan of Distribution for Class C, incorporated by reference to Registrant’s Post-Effective Amendment No.94, dated October 27, 2011, accession number 0000701039-11-000114.

(n)	Amended and Restated Rule 18f-3 Multiple Class Plan, incorporated by reference to Registrant’s Post-Effective Amendment No. 101, dated January 30, 2014, accession number 0000701039-14-000002.

(o)	Reserved

(p)	Amended Code of Ethics for Calvert Funds et al., dated October 2015 as revised January 2016, filed herewith.

(q)	Power of Attorney, incorporated by reference to Registrant’s Post-Effective Amendment No. 106, January 29, 2016, accession number 0000701039-16-000120.

Item 29.      Persons Controlled by or Under Common Control With Registrant
                  Not applicable.
Item 30.       Indemnification
Registrant's By-Laws, Item 28(b) of this Registration Statement, provides, in summary, that officers and trustees/directors shall be indemnified by Registrant against liabilities and expenses incurred by such persons in connection with actions, suits, or proceedings arising out of their offices or duties of employment, except that no indemnification can be made to such a person if he has been adjudged liable of willful misfeasance, bad faith, gross negligence, or reckless disregard of his duties. In the absence of such an adjudication, the determination of eligibility for indemnification shall be made by independent counsel in a written opinion or by the vote of a majority of a quorum of trustees/directors who are neither "interested persons" of Registrant, as that term is defined in Section 2(a)(19) of the Investment Company Act of 1940, nor parties to the proceeding.
Registrant may purchase and maintain liability insurance on behalf of any officer, trustee, director, employee or agent against any liabilities arising from such status. In this regard, Registrant will maintain an insurance policy, providing Registrant with trustees/directors and officers liability coverage, plus excess trustees/directors and officers liability coverage for the independent trustees/directors only. Registrant also maintains an Investment Company Blanket Bond. The Fund maintains joint coverage with the other Calvert Funds, and for the liability coverage, with the Advisor and its affiliated companies ("Calvert operating companies.") The premium and the coverage are allocated based on a method approved by the disinterested Fund trustees/directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “1933 Act”), may be permitted to directors, trustees, officers and controlling persons of the Registrant and the principal underwriter pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, trustee, officer, or controlling person of the Registrant and the principal underwriter in connection with the successful defense of any action, suite or proceeding) is asserted against the Registrant by such director, trustee, officer or controlling person or principal underwriter in connection with the shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

Item 31. Business and Other Connections of Investment Advisor

Name	Name of Company, Principal Business and Address	Capacity
John H. Streur

Calvert Management Series
Calvert Social Investment Fund
The Calvert Fund
Calvert Responsible Index Series, Inc.
Calvert Impact Fund, Inc.
Calvert Variable Series, Inc.
Calvert World Values Fund, Inc.
Calvert Variable Products, Inc.
  Investment Companies
4550 Montgomery Avenue
Bethesda, Maryland 20814
Officer, Trustee/ Director

	Calvert Investment Management, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer and Director

	Calvert Investments, Inc. Holding Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer and Director

	Calvert Investment Services, Inc. Shareholder Servicing Agent 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer and Director

	Calvert Investment Administrative Services, Inc. Service Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer and Director

	Calvert Investment Distributors, Inc. Broker-Dealer 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer and Director

Vicki L. Benjamin
	Calvert Investments, Inc. Holding Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer and Director

	Calvert Investment Administrative Services, Inc. Service Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer and Director

	Calvert Investment Management, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer and Director

	Calvert Investment Services, Inc. Shareholder Servicing Agent 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer and Director

	Calvert Investment Distributors, Inc. Broker-Dealer 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer and Director

Calvert Management Series
Calvert Social Investment Fund
The Calvert Fund
Calvert Responsible Index Series, Inc.
Calvert Impact Fund, Inc.
Calvert Variable Series, Inc.
Calvert World Values Fund, Inc.
Calvert Variable Products, Inc.
  Investment Companies
4550 Montgomery Avenue
Bethesda, Maryland 20814
Officer

Andrew K. Niebler
	Calvert Investments, Inc. Holding Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Administrative Services, Inc. Service Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Management, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Services, Inc. Shareholder Servicing Agent 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Distributors, Inc. Broker-Dealer 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

Calvert Management Series
Calvert Social Investment Fund
The Calvert Fund
Calvert Responsible Index Series, Inc.
Calvert Impact Fund, Inc.
Calvert Variable Series, Inc.
Calvert World Values Fund, Inc.
Calvert Variable Products, Inc.
  Investment Companies
4550 Montgomery Avenue
Bethesda, Maryland 20814
Officer

Robert D. Benson
	Calvert Investments, Inc. Holding Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Administrative Services, Inc. Service Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Management, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Services, Inc. Shareholder Servicing Agent 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Distributors, Inc. Broker-Dealer 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

Calvert Management Series
Calvert Social Investment Fund
The Calvert Fund
Calvert Responsible Index Series, Inc.
Calvert Impact Fund, Inc.
Calvert Variable Series, Inc.
Calvert World Values Fund, Inc.
Calvert Variable Products, Inc.
  Investment Companies
4550 Montgomery Avenue
Bethesda, Maryland 20814
Officer

Patrick Faul

	Calvert Investment Management, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

John Nichols
	Calvert Investment Management, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

Vishal Khanduja
	Calvert Investment Management, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

Thomas A. Dailey
	Calvert Investment Management, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

Calvert Management Series
Calvert Social Investment Fund
The Calvert Fund
Calvert Variable Series, Inc.
Calvert Variable Products, Inc.
  Investment Companies
4550 Montgomery Avenue
Bethesda, Maryland 20814
Officer

Robert J. Enderson
	Calvert Investments, Inc. Holding Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Administrative Services, Inc. Service Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Management, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Services, Inc. Shareholder Servicing Agent 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Distributors, Inc. Broker-Dealer 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

Marybeth Pilat
	Calvert Investments, Inc. Holding Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Administrative Services, Inc. Service Company 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Management, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Services, Inc. Shareholder Servicing Agent 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

	Calvert Investment Distributors, Inc. Broker-Dealer 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

Calvert Management Series
Calvert Social Investment Fund
The Calvert Fund
Calvert Responsible Index Series, Inc.
Calvert Impact Fund, Inc.
Calvert Variable Series, Inc.
Calvert World Values Fund, Inc.
Calvert Variable Products, Inc.
  Investment Companies
4550 Montgomery Avenue
Bethesda, Maryland 20814
Officer

Stu Dalheim
	Calvert Investment Management, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

Laurie Webster
	Calvert Investment Management, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer

Erica Lasdon

Calvert Investment Management, Inc. Investment Advisor 4550 Montgomery Avenue Bethesda, Maryland 20814	Officer
Item 32. Principal Underwriters

         (a)     Registrant's principal underwriter underwrites shares of the following investment companies other than Registrant:
Calvert Management Series
Calvert Social Investment Fund
Calvert World Values Fund, Inc.
Calvert Responsible Index Series, Inc.
Calvert Variable Series, Inc.
Calvert Impact Fund, Inc.
Calvert Variable Products, Inc.
         (b)     Positions of Underwriter's Officers and Directors

Name and Principal Business Address*	Position(s) and Offices with Underwriter	Position(s) and Offices with Registrant
John H. Streur	Director and Chief Executive Officer	Director and President
Vicki L. Benjamin	Director, Executive Vice President, Chief Financial Officer, Chief Operating Officer, and Treasurer	Treasurer
Robert J. Enderson	Vice President, Corporate Finance, and Assistant Treasurer	Assistant Treasurer
Marybeth Pilat	Assistant Treasurer and Anti-Money Laundering Officer	Fund Controller and Assistant Treasurer
Alex Smith	Vice President, Investor Dealer Services	None
Sonya Sbar	Vice President	None
Anthony Eames	Senior Vice President	None
Andrew Niebler	Assistant Secretary and Assistant Vice President	Assistant Secretary and Assistant Vice President
Robert D. Benson	Assistant Secretary and Assistant Vice President	Assistant Secretary and Assistant Vice President

* 4550 Montgomery Avenue Bethesda, Maryland 20814
         (c)      Inapplicable.

Item 33. Location of Accounts and Records
         Vicki L. Benjamin, Treasurer
         and
         Andrew K. Niebler, Secretary
         The Calvert Fund
         4550 Montgomery Avenue, Suite 1000N
         Bethesda, Maryland 20814

Item 34. Management Services
         Not Applicable

Item 35. Undertakings
         Not Applicable

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, duly authorized, in the City of Bethesda, and State of Maryland on the 11th day of October 2016.
THE CALVERT FUND
By:
_____________**_____________
John H. Streur
President and Trustee

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant certifies that it meets all of the requirements for effectiveness of this registration statement under Rule 485(b) under the Securities Act and has duly caused this registration statement to be signed on its behalf by the undersigned, duly authorized, in the City of Bethesda, and State of Maryland on the 11th day of October 2016.

Signature	Title

__________**____________ John H. Streur	President and Trustee (Principal Executive Officer)

__________**____________ Vicki L. Benjamin	Treasurer (Principal Financial Officer)

__________**____________ Richard L. Baird, Jr.	Trustee

__________**____________ Douglas E. Feldman, M.D.	Trustee

__________**____________ John G. Guffey, Jr.	Trustee

__________**____________ M. Charito Kruvant	Trustee

__________**____________ D. Wayne Silby	Trustee

__________**____________ Anthony A. Williams	Trustee

**By: /s/ Andrew K. Niebler
                Andrew K. Niebler
Executed by Andrew K. Niebler, Attorney-in-fact on behalf of those indicated, pursuant to Powers of Attorney forms, incorporated by reference to Registrant’s Post-Effective Amendment No. 106, January 29, 2016, accession number 0000701039-16-000120.

The Calvert Fund
Post-Effective Amendment No. 109
Registration No. 002-76510
EXHIBIT INDEX

Exhibit No.	Description
28(b)	Amended and restated By-Laws
28(p)	Amended Code of Ethics for Calvert Funds et al.